Exhibit 8.1

Subsidiaries of PagSeguro Digital Ltd.

1	PagSeguro Internet S.A. (Brazil)
2	PagSeg Participações Ltda. (Brazil)
3	Boa Compra Tecnologia Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)
4	NET+Phone Telecomunicações Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)
5	BCPS Online Services, Lda (Subsidiary of PagSeguro Internet S.A.) (Portugal)
6	R2Tech Informática Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)
7	Netpos Serviços de Informática S.A. (Subsidiary of PagSeguro Internet S.A.) (Brazil)
8	Tilix Digital Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)
9	Bivaco Holdings Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)
10	PagSeguro Biva Serviços Financeiros Ltda. (Subsidiary of Bivaco Holdings Ltda.) (Brazil)
11	PagSeguro Biva Securitizadora de Créditos Financeiros S.A. (Subsidiary of Bivaco Holdings Ltda) (Brazil)
12	PagSeguro Biva Correspondente Bancário Ltda. (Subsidiary of Bivaco Holdings Ltda.) (Brazil)
13	BS Holding Financeira Ltda. (Brazil)
14	BancoSeguro S.A. (Subsidiary of BS Holding Financeira Ltda.) (Brazil)
15	Yamí Software & Inovação Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)
16	RegistraSeguro S.A. (Subsidiary of PagSeguro Internet S.A.) (Brazil)
17	Wirecard Brazil S.A. (Subsidiary of PagSeguro Internet S.A.) (Brazil)
18	Zygo Serviços de Tecnologia S.A. (Subsidiary of PagSeguro Internet S.A) (Brazil)
19	PagBank Participações Ltda. (Subsidiary of PagSeg Participações Ltda.) (Brazil)
20	Boletoflex Tecnologia e Serviços Ltda. (Subsidiary of PagBank Participações Ltda.) (Brazil)